Exhibit 5

                [LETTERHEAD OF CADWALADER, WICKERSHAM & TAFT LLP]






September 19, 2003





The Bear Stearns Companies Inc.
383 Madison Avenue
New York, New York 10179

Re:   The Bear Stearns Companies Inc.
      Registration Statement on Form S-8
      ----------------------------------

Gentlemen:

We have acted as counsel to The Bear Stearns Companies Inc. (the "Company") in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the registration of up to 33,000,000 shares of common stock, par value $1.00 per share, of the Company (the "Shares") to be issued pursuant to the Company's Capital Accumulation Plan for Senior Managing Directors (as amended and restated as of October 28, 1999) (the "1999 Amended CAP Plan") and the Company's Capital Accumulation Plan for Senior Managing Directors (as amended and restated November 29, 2000 for plan years beginning on or after July 1, 1999) (the "2000 Amended CAP Plan" and together with the 1999 Amended CAP Plan, the "CAP Plan").

In rendering the opinion set forth below, we have examined and relied upon the originals, copies or specimens, certified or otherwise identified to our satisfaction, of the Registration Statement, the CAP Plan and such certificates, corporate and public records, agreements and instruments and other documents as we have deemed appropriate as a basis for the opinion expressed below. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and

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instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, the conformity of the text of each document filed with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval System to the printed document reviewed by us and the accuracy of the matters set forth in the documents, agreements and instruments we reviewed. As to any facts material to such opinion that were not known to us, we have relied upon statements and representations of officers and other representatives of the Company. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinion, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of the Company in connection with the preparation and delivery of this letter.

We express no opinion concerning the laws of any jurisdiction other than the laws of the State of New York and the General Corporation Law of the State of Delaware. While we are not licensed to practice law in the State of Delaware, we have reviewed applicable provisions of the Delaware General Corporation Law as we have deemed appropriate in connection with the opinion expressed herein.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and delivered by the Company pursuant to the CAP Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement, without admitting that we are "experts" within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,


/s/ Cadwalader, Wickersham & Taft LLP